                    MORGAN STANLEY INVESTMENT MANAGEMENT INC.
                           1221 Avenue of the Americas
                            New York, New York 10020

                                October 28, 2003

Morgan Stanley Institutional Liquidity Funds
c/o Morgan Stanley Investment Management, Inc.
1221 Avenue of the Americas
New York, New York  10020

Gentlemen:

         We are purchasing from you today 100,000 shares of your beneficial interest, of $0.01 par value, of each of your Institutional, Service, Investor,
Administrative, Advisory and Participant Classes of the Prime Portfolio, at a
price of $1.00 per share, for an aggregate price of $100,000, to provide the initial capital you require pursuant to Section 14 of the Investment Company Act of 1940, as amended, in order to make a public offering of your shares.

         We hereby represent that we are acquiring said shares for investment and not for distribution or resale to the public.

                                    Very truly yours,

                                    MORGAN STANLEY INVESTMENT MANAGEMENT, INC.

                                    By: _____________________
                                    Name:  Mitchell M. Merin
                                    Title: President and Chief Operating Officer